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                                                                     EXHIBIT 3.3



                           CERTIFICATE OF DESIGNATION
                                       OF
                           NRG GENERATING (U.S.) INC.


                         Pursuant to Section 151 of the
                           General Corporation Law of
                             the State of Delaware


                 NRG Generating (U.S.) Inc., a Delaware corporation (the "Corporation") hereby certifies that, pursuant to authority contained in Article FOURTH of its Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution authorizing a series of preferred stock designated as Series A Preferred Stock:

                 RESOLVED, that the Board of Directors (the "Board") hereby authorizes a series of preferred stock with the following designation, preferences, rights, qualifications and limitations:

                 1. Designation and Number. The shares of such series shall be designated as "Series A Preferred Stock" and the number of authorized shares constituting such series shall be fifty thousand (50,000). The Board may, in its sole discretion and by resolution duly adopted, increase or decrease (but not below the number of shares of Series A Preferred Stock then outstanding), at any time and from time to time, the number of authorized shares of the Series A Preferred Stock. Shares of Series A Preferred Stock redeemed, purchased, or otherwise acquired by the Corporation shall be canceled and shall revert to authorized but unissued Series A Preferred Stock.

                 2.       Dividends.

                 (a) The holders of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board out of funds legally available therefor, a cumulative cash dividend per share (the "Series A Dividend") at a rate per annum (as a percentage of the Redemption Price (as defined in paragraph 3(a)) equal to the lessor of (i) 14% or (ii) 400 basis points above (x) the interest to be paid on the debentures (the "New Notes") which may be issued by the Corporation pursuant to the Fourth Amended and Restated Plan of Reorganization for O'Brien Environmental Energy, Inc. dated November 17, 1995 (as amended and confirmed by the United States Bankruptcy Court for the District of New Jersey, the date that any shares of the series A Preferred Stock are first issued, then (y) the rate of interest being paid on the loan being made to the Corporation from NRG Energy, Inc., a Delaware corporation ("NRG") in lieu of the financing to be provided by the New Notes.





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                 (b)      The Series A Dividend shall accrue from and after the
date of filing of the Certificate of Designation with respect to the Series A Preferred Stock with the Secretary of State of the State of Delaware (the "Effective Date") with respect to all shares of Series A Preferred Stock, whether or any of such shares shall be issued and outstanding as of the Effective Date.

                 (c) The Series A Dividend is payable with respect to outstanding shares of Series A Preferred Stock, quarterly in cash, on January 1, April 1, July 1 and October 1 (each a "Dividend Payment Date") with the first dividend payment due on the first Dividend Payment Date occurring after issuance of the Series A Preferred Stock, even if such period shall be less than a full calendar quarter (the first such period and each full calendar quarter preceding a Dividend Payment Date being referred to as a "Dividend Period") . Each such Series A Dividend will be payable to the holders of record at the close of business on a date (the "Record Date") fixed by the Board not exceeding 60 days nor less than 10 days prior to the relevant Dividend Payment Date. Payments of Series A Dividends in amounts less than the total amount accrued and payable shall be allocated pro rata among the holders of outstanding shares of Series A Preferred Stock.

                 (d)      If, (i) on or before the date one-hundred and eighty
(180) days after a Dividend Payment Date there shall not have been paid to the holders of the Series A Preferred Stock the Series A Dividends in an amount equal to or greater than the Series A Dividends that were payable with respect to such Dividend Payment Date plus any and all cumulative Series A Dividends cumulated as of such Dividend Payment Date or (ii) on or before the date one-hundred and eighty (180) days after the Redemption Date, the Redemption Price shall not have been paid to the holders of the Series A Preferred Stock, then immediately upon the happening of either such event, the rate per annum of the Series A Dividend established pursuant to paragraph 2(a) shall be increased by 2% (such aggregate rate, the "Increased Rate"). The right of the holders of the Series A Preferred Stock to receive Series A Dividends accruing at the Increased Rate shall continue until such time as the Corporation (i) in the case of a failure of a dividend payment as described above, resumes payment of the Series A Dividends in an amount equal to or greater than the Series A Dividends that accrue during the then current Dividend Period plus any and all cumulative Series A Dividends or (ii) in the case of a failure in payment of the Redemption Price as described above, makes payment of the Redemption Price in full, at which time such right shall terminate and the rate at which Series A Dividends accrue shall be reduced accordingly.

                 (e) There shall be no payment of dividends with respect to the Corporation's common stock, par value $.01 per share (the "Common Stock") or purchase by the Corporation of the Common Stock while there are any shares of the Series A Preferred Stock issued and outstanding. There shall be no payments in respect of debtor-in-possession financing which remains unpaid and outstanding (the "DIP Loan") after the Effective Date of the NRG Plan, unless the





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number of shares of the Series A Preferred Stock issued and outstanding is redeemed pursuant to the formula X = (Y x S) /D where "X" is the number of shares of the Series A Preferred Stock to be redeemed multiplied by $100, "Y" is the amount of the payment to be made in respect of the DIP Loan, "S" is the total number of shares of Series A Preferred Stock issued and outstanding immediately before such payment multiplied by $100, and "D" is the outstanding amount of the DIP Loan immediately before such payment.

                 3.       Redemption.

                 (a) All shares of Series A Preferred Stock then outstanding shall be redeemed by the Corporation at a redemption price (the "Redemption Price") for each share of Series A Preferred Stock equal to $100 plus all cumulative, accrued but unpaid Series A Dividends on or before the earlier to occur of the following dates (each such date, a "Redemption Date"):

                 (i)      the second anniversary of the Effective Date;

                 (ii) the effective date of any consolidation or merger of the Corporation in which NRG shall own less than 26% of the outstanding common stock of the surviving corporation, or persons designated by NRG or which NRG shall have the right to appoint shall constitute less than one-half of the board of directors of the surviving corporation; or

                 (iii) the effective date of any sale of all or substantially all of the assets of the Corporation.

                 (b) The Board, in its sole discretion and by a majority vote of the directors eligible to vote thereon, may, at any time and from time to time, redeem or call any or all of the outstanding shares of the Series A Preferred Stock at the Redemption Price; provided, however, that in the event that a payment is to be made in respect of the DIP Loan, the Board shall be required to redeem the Series A Preferred Stock in accordance with the formula in paragraph 2(e) hereof.

                 (c) In the event the Corporation shall elect to redeem shares of the Series A Preferred Stock, the Corporation shall give to each holder of record of the shares of Series A Preferred Stock to be redeemed prior written notice (the "Redemption Notice") of such redemption not more than 45 nor less than 30 days prior to the date fixed for redemption. Each such Redemption Notice shall state: (i) the date fixed for redemption; (ii) the total number of shares of Series A Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are redeemed, the number of such shares to be redeemed from such holder; (iii) the Redemption Price; (iv) the place or places where, and the time and manner in which, certificates for such shares are to be surrendered for payment of the Redemption Price; and (v) that dividends on the shares to be redeemed will cease to accrue on such date fixed for redemption, provided that Redemption Price with respect to such





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shares to be redeemed is paid in full on or before the date fixed for redemption.

                 (d) On the Redemption Date, the Redemption Price of the Series A Preferred Stock scheduled to be redeemed or called for redemption shall be payable to the holders of the Series A Preferred Stock. On or before the Redemption Date, each holder of Series A Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired.

                 (e) If the Redemption Notice is duly given, and if at least two (2) business days prior to the Redemption Date the Redemption Price is either paid or made available for payment through the arrangement specified in subsection (f) below, then notwithstanding that the certificates evidencing any of the shares of Series A Preferred Stock so called or scheduled for redemption have not been surrendered, all rights with respect to such shares shall forthwith after the Redemption Date cease and terminate, except for the right of the holders to receive the Redemption Price, without interest, upon surrender of their certificates therefore.

                 (f) At least two (2) business days prior to the Redemption Date, the Corporation shall deposit with a United States bank or trust company, a sum equal to the aggregate Redemption Price of all shares of the Series A Preferred Stock scheduled to be redeemed or called for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust company to pay, on or after the Redemption Date or prior thereto the Redemption Price to the respective holders upon the surrender of their share certificates. The deposit shall constitute full payment for the shares of Series A Preferred Stock to the holders thereof, and from and after the date of such deposit (even if prior to the Redemption Date), the shares of Series A Preferred Stock shall be deemed to be redeemed and no longer outstanding, and the holders thereof shall cease to be shareholders with respect to such shares of Series A Preferred Stock and shall have no rights with respect thereto, except the right to receive from the bank or trust company payment of the Redemption Price of the shares of Series A Preferred Stock, without interest, upon surrender of their certificates therefor. Any monies so deposited and unclaimed at the end of one year from the Redemption Date shall be released or repaid to the Corporation, after which time the holders of shares Series A Preferred Stock shall be entitled to receive payment of the Redemption Price only from the Corporation.

                 4. No Conversion or Exchange. The holders of shares of the Series A Preferred Stock shall not have any rights to convert such shares into or to exchange such shares for shares of the Common Stock or any other stock of the Corporation.





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                 5.       Voting Rights.

                 (a) Except as expressly provided for in this Paragraph 5 or as otherwise from time to time provided for by the laws of the State of Delaware, the holders of the Series A Preferred Stock shall not have any voting rights.

                 (b) If, (i) on or before the date ninety (90) days after a Dividend Payment Date there shall not have been paid to the holders of the Series A Preferred Stock the Series A Dividends in an amount equal to or greater than the Series A Dividends that were payable with respect to such Dividend Payment Date plus any and all cumulative Series A Dividends cumulated as of such Dividend Payment Date or (ii) on or before the date ninety (90) days after the Redemption Date, the Redemption Price shall not have been paid to the holders of the Series A Preferred Stock, then immediately upon the happening of either such event, the number of directors serving on the Board shall be increased by one and the holders of the outstanding shares of the Series A Preferred Stock shall have the exclusive right, voting as a class, to elect one director (the "Additional Director") of the Corporation. At any time when such exclusive voting rights shall have so vested in the holders of the Series A Preferred Stock, the Secretary of the Corporation may, and upon the written request of the holders of record of 5% or more of the number of shares of the Series A Preferred Stock then outstanding addressed to him at the principal office of the Corporation shall, call a special meeting of the holders of the Series A Preferred Stock for the election of the Additional Director as herein provided, to be held in the case of such written request within twenty (20) days after delivery of such request, and in either case to be held at the place and upon the notice provided by law and in the by-laws of the Corporation for the holding of special meetings of stockholders.

                 If at any time following election of the Additional Director while the holders of the Series A Preferred Stock shall be entitled to elect the Additional Director, the Additional Director shall, by reason of resignation, death or removal, have departed from the Board of Directors, the vacancy with respect to the Additional Director shall be filled by a vote of the holders of a majority of the then outstanding shares of the Series A Preferred Stock, voting separately as a class, at a special meeting of the holders of the Series A Preferred Stock called for such purpose or by the written consent of the holders of a majority of the then outstanding shares of the Series A Preferred Stock in lieu thereof.

                 No Additional Director may be removed from office by the vote or written consent of stockholders, unless such vote or written consent includes that of the holders of a majority of the then outstanding shares of Series A Preferred Stock.

                 The right of the holders of the Series A Preferred Stock to elect a director shall continue until such time as the Corporation (i) in the case of a failure of a dividend payment as described above, resumes payment of the Series A Dividends in an





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amount equal to or greater than the Series A Dividends that accrue during the then current Dividend Period plus any and all cumulative accrued and unpaid Series A Dividends or (ii) in the case of a failure in payment of the Redemption Price as described above, makes payment of the Redemption Price in full, at which time such right shall terminate and the term of office of the Additional Director elected under this Paragraph 5 shall terminate immediately and the maximum number of members of the Board shall be reduced accordingly.

                 (c) So long as any shares of Series A Preferred Stock shall be outstanding, unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock given in person or by proxy either in writing or by resolution at any special or annual meeting called for the purpose, shall be necessary to authorize, permit, effect or validate any one or more of the following:

                 (i) the authorization or any increase in the authorized amount of any class of stock, or the establishment or designation of any series of stock, or the issuance or sale of any obligation, security or instrument convertible into, exchangeable for, or evidencing the right to purchase, acquire or subscribe for shares of a class or series of stock of the Corporation, if, in any such case, such class or series of stock ranks prior to Series A Preferred Stock as to dividends or distribution of assets upon liquidation, dissolution or winding up; and

                 (ii) The amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any provisions of the Certificate of Incorporation of the Corporation or any certificate amendatory thereof, which would materially and adversely affect any right, preference, privilege or voting rights of the shares of Series A Preferred Stock then outstanding; provided, however, that an increase in the authorized amount of shares of Series A Preferred Stock, or the authorization, establishment, designation, issuance or sale of other series of Preferred stock, or the authorization, establishment, designation, issuance or sale of any shares of stock that do not rank prior to the outstanding Series A Preferred Stock as to dividends or distribution of assets upon liquidation, dissolution or winding up, shall not have, or be deemed to have, such material and adverse affect.

                 (d) The foregoing provisions regarding voting rights shall not apply if, at or prior to the time when the act with respect to which such provisions would otherwise apply to a vote required to effect such act,
(i) all shares of Series A Preferred Stock then outstanding shall have been redeemed or funds shall have been deposited in accordance with paragraph 3(e) hereof with respect to a call for redemption; or (ii) all shares of Series A Preferred Stock have been otherwise acquired by the Corporation and canceled.





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                 (e)       Holders of shares of series A Preferred Stock shall
be entitled to one vote for each share of such stock held on matters as to which such holders shall be entitled to vote.

                 6.       Liquidation Rights.

                 (a) Upon the liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive in full out of the net assets of the Corporation or the proceeds therefrom available for distribution to stockholders, before any payment or distribution shall be made or set aside for payment on the Common Stock of the Corporation or any shares of any other capital stock of the Corporation (other than the Series A Preferred Stock) upon such liquidation, dissolution or winding up, the amount of $100 per share (the "Liquidation Preference") plus in each case an amount equal to all cumulative, accrued and unpaid Series A Dividends, if any, to the date of final distribution. In the event that the assets to be distributed to the holders of the Series A Preferred Stock shall be insufficient to pay the full Liquidation Preference per share, then such distribution shall be allocated pro rata according to the number of shares of Series A Preferred Stock held by each stockholder.

                 (b) None of the sale, transfer, conveyance or lease of all or substantially all of the property or business of the Corporation, the merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Paragraph 6.

                 (c) After the payment to the holders of shares of the Series A Preferred Stock of the full preferential amount provided for herein, the holders of the Series A Preferred Stock, in such capacity, shall have no right or claim to any of the remaining assets of the Corporation or the proceeds thereof.

                 (d) In the event the assets of the Corporation or the proceeds thereof available for distribution to the holders of shares of the Series A Preferred Stock upon any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled, no distribution shall be made on any shares of the Common Stock or any shares of any other capital stock of the Corporation (other than the Series A Preferred Stock).

                 7. Record Holders. The Corporation shall be entitled to recognize the exclusive right of a person registered in its records as the holder of shares of Series A Preferred Stock and such record holder shall be deemed the holder of such shares for all purposes.

                 8. Exclusion of Other Rights. Shares of the Series A Preferred Stock shall not have any other preferences or rights,





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including preemptive rights, other than those specifically set forth herein or as provided by applicable law.

                 9.       Transfer Restrictions.

                 (a) The shares of Class A Preferred Stock may not be sold, offered for sale, pledged or hypothecated if not registered under the Securities Act of 1933, as amended (the "Act"), unless (i) any shareholder proposing to sell such shares shall have notified the Corporation of the proposed disposition and shall have furnished the Corporation with a detailed statement of the circumstances surrounding the proposed disposition; and (ii) if requested by the Corporation, such selling shareholder shall have furnished the Corporation with an opinion of counsel, reasonably satisfactory to the Corporation, that such disposition will not require registration of such shares under the Act.

                 (b) The certificates evidencing shares of the Class A Preferred Stock may bear the following legend:

                 "These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel or seller's certificate satisfactory to NRG Generating (U.S.) Inc. that such registration is not required."





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                 IN WITNESS WHEREOF, NRG Generating (U.S.) Inc. has caused its corporate seal to be affixed hereto and this Certificate to be signed by Leonard A. Bluhm as President and Chief Executive Officer and attested by Craig
A.  Mataczynski this 30th day of April, 1996.

                                          /s/ Leonard A. Bluhm
                                        -----------------------------------
                                        Leonard A. Bluhm
                                        Designated Responsible Person

ATTEST

  /s/ Craig A. Mataczynski
- - ------------------------------------
Craig A. Mataczynski
Designated Responsible Person





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